Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	David T. Parker
	Investor Relations	Media Relations
	kbedard@micron.com	dtparker@micron.com
	(208) 368-4400	(208) 368-4400
	Investor Relations	Media Relations

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

FIRST QUARTER OF FISCAL 2005

Boise, Idaho, December 22, 2004 — Micron Technology, Inc., (NYSE: MU) today announced results of operations for its first quarter of fiscal 2005, which ended December 2, 2004.  For the first quarter of fiscal 2005, the Company earned operating income of $175 million and net income of $155 million, or $0.23 per diluted share, on net sales of $1,260 million.  These quarterly results compare to net income of $94 million, or $0.14 per diluted share, on net sales of $1,189 million for the fourth quarter of fiscal 2004.

Net sales for the first quarter of fiscal 2005 were 6% higher than for the fourth quarter of fiscal 2004 primarily reflecting a higher level of megabit shipments of semiconductor memory products.  The Company’s average selling price for semiconductor memory products in the Company’s first quarter of fiscal 2005 approximated the average price level in the immediately preceding quarter.

Megabit production slightly outpaced sales volume in the first quarter of fiscal 2005 primarily due to the Company's product mix.  In preparation for the unfolding market transition to DDR2 DRAM, the Company dedicated additional wafer production to this higher performance architecture.  The Company also dedicated wafer production to synchronous DRAM, which as been one of the strongest margin products, but which came under some competitive pressure in the first quarter of fiscal 2005.

Research and development expense declined to $148 million in the first quarter of fiscal 2005 from $199 million in the fourth quarter of fiscal 2004 primarily as a result of the qualification for sale of devices previously under development at the Company’s wafer fabrication plant in Manassas, Virginia.  Costs associated with these qualified devices are reflected in inventory and cost of goods sold while production costs incurred prior to qualification were included in research and development.

Steve Appleton, CEO and President, commenting on the strength of the first quarter said, “I am pleased with our performance in executing our goals this past quarter which resulted in a quarter-over-quarter 65% improvement in net income.  Our manufacturing efficiency in our core DRAM products continues to improve, our CMOS image sensors are receiving customer accolades and design wins in the marketplace, our advanced pseudo-static RAM leads the industry both in performance and market share and our 2 gigabit NAND Flash product has qualified and begun shipping to customers.   Our portfolio of products and enhanced manufacturing efficiency position us well for the future.”

The Company’s capital expenditures for fiscal 2005 are estimated at $1.5 billion, almost one third of which was expended in the first quarter of fiscal 2005.  As of the end of the first quarter, the Company had cash and short-term investments of $1.1 billion.

The Company will host a conference call today at 3:30 p.m. MST to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com.  A Webcast replay will be available on the Company’s web site until December 22, 2005. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 5510813) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on December 30, 2004.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 2,	Sep. 2,	Dec. 4,
	2004	2004	2003

Net sales	$1,260.3	$1,189.2	$1,107.2
Cost of goods sold	837.3	796.6	821.2
Gross margin	423.0	392.6	286.0

Selling, general and administrative	86.8	74.7	81.2
Research and development	148.4	199.2	186.4
Restructure(1)	(1.5)	(0.6)	(21.1)
Other operating (income) expense(2)	14.4	(6.1)	17.8
Operating income	174.9	125.4	21.7

Interest expense, net	(4.5)	(5.0)	(5.5)
Other non-operating income (expense)	(1.3)	0.9	0.4
Income tax provision(3)	(14.2)	(27.8)	(15.5)
Net income	$154.9	$93.5	$1.1

Earnings per share:
Basic	$0.24	$0.14	$0.00
Diluted	0.23	0.14	0.00

Number of shares used in per share calculations:(4)
Basic	646.0	645.1	633.8
Diluted	700.5	701.4	636.6

	As of
	Dec. 2,	Sep. 2,
	2004	2004
Cash and short-term investments	$1,052.2	$1,231.0
Receivables	860.8	773.7
Inventories	705.4	578.1
Total current assets	2,689.6	2,638.7
Property, plant and equipment, net	4,806.3	4,712.7
Restricted cash	27.7	27.6
Total assets	7,892.6	7,760.0

Accounts payable and accrued expenses	788.4	796.2
Current portion of long-term debt	258.7	70.6
Total current liabilities	1,127.2	972.1
Long-term debt	825.2	1,027.9
Shareholders’ equity(4)	5,779.4	5,614.8

	Quarter Ended
	Dec. 2,	Dec. 4,
	2004	2003
Net cash provided by operating activities	$291.4	$255.2
Net cash used for investing activities	(350.1)	(603.3)
Net cash provided by financing activities	(106.6)	266.1

Depreciation and amortization	313.7	312.5
Expenditures for property, plant and equipment	(359.4)	(260.6)
Payments on equipment purchase contracts	(93.8)	(92.5)

Noncash equipment acquisitions on contracts payable and capital leases	101.6	64.0

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2004 contained 53 weeks and its first quarter of fiscal 2004 contained 14 weeks.

(1)          In the second quarter of fiscal 2003, the Company announced a series of cost-reduction initiatives.  The restructure plan included the shutdown of the Company’s 200mm production line in Virginia; the discontinuance of certain memory products, including SRAM and TCAM; and an approximate 10% reduction in the Company’s worldwide workforce.  The credits to restructure in fiscal 2005 and 2004 primarily reflect sales of equipment associated with the Company’s 200mm production line in Virginia.

(2)          Other operating expense in the first quarter of fiscal 2005 includes net losses of $20 million from changes in currency exchange rates and is net of $12 million in receipts from the U.S. Government in connection with anti-dumping tariffs.  Other operating expense in first quarter of fiscal 2004 includes net losses of $25 million from changes in currency exchange rates.  Other operating income in the fourth quarter of fiscal 2004 includes $7 million from the Commonwealth of Virginia for meeting investment commitments at the Virginia wafer fab.

(3)          Income taxes for fiscal 2005 and 2004 primarily reflect taxes on the Company’s non-U.S. operations.  U.S. operating results are not expected to reflect a significant income tax provision until such time as the Company utilizes a substantial portion of its U.S. net operating loss carryforwards and unused tax credits, as any such provision is substantially offset by a corresponding reduction in the deferred tax valuation allowance.

(4)          On September 24, 2003, the Company received $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into approximately 33.9 million shares of the Company’s common stock.  In conjunction with the issuance of the stock rights, the Company agreed to achieve operational objectives through May 2005, including certain levels of DDR2 production and 300mm wafer processing capacity.  In the event the Company fails to achieve certain 2005 milestones and the Company’s common stock price is then below Intel’s purchase price of $13.29, the Company could be obligated to pay Intel amounts not to exceed $135 million, a substantial portion of which is payable, at the Company’s election, in the Company’s common stock.  The shares issuable pursuant to the stock rights are included in weighted average common shares outstanding in the computations of earnings per share.